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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE - FEBRUARY 10, 2003

          NS GROUP REPORTS FOURTH QUARTER AND CALENDAR 2002 RESULTS

NEWPORT, KY--(BUSINESS WIRE) -- FEBRUARY 10, 2003 (NYSE: NSS) NS Group, Inc. announced today its results for the fourth quarter and year ended December 31, 2002. Net sales for the quarter were $41.4 million, a 28 percent decrease from the third quarter of 2002. The company reported an operating loss of $14.5 million for the quarter compared to an operating loss of $5.5 million in the third quarter of 2002. Net loss for the quarter was $14.2 million, or a $0.69 loss per diluted share, compared to a net loss of $7.5 million, or a $0.36 loss per diluted share, in the third quarter of 2002.

The operating loss for the quarter includes $2.0 million of restructuring charges, which increased the net loss by $0.10 per diluted share. The charges resulted from the company's evaluation of assets held for sale and liabilities related to its March 2001 restructuring plan. Fourth quarter non-operating items reduced the net loss by $0.5 million, or $0.02 per diluted share. These include favorable legal and insurance settlements, offset by impairment losses on certain long-term investments. In addition, the quarter includes a federal income tax benefit of $0.9 million which reduced the net loss by $0.04 per diluted share, primarily for refund claims made in conjunction with recently enacted tax law changes.

Net sales for the year ended December 31, 2002 were $192.4 million, compared to $315.5 million for the year ended December 31, 2001. Operating loss for the year was $34.1 million, compared to an operating loss of $50.2 million, including restructuring charges of $56.2 million, for 2001. For 2002, the company reported a net loss of $39.9 million, or a $1.93 loss per diluted share, compared to a net loss of $56.0 million, or a $2.68 loss per diluted share, which included restructuring charges of $2.54 per diluted share, in 2001.

President and CEO, Rene J. Robichaud said, "Drilling activity continued to be weak in the fourth quarter despite very high prices for oil and natural gas. The U.S. rig count averaged 846 for the quarter, virtually unchanged since May 2002. Also, OCTG inventory levels in the U.S. declined 9 percent by year-end relative to September 30, 2002. As a result, shipments for our tubular products declined 30 percent compared to third quarter results. Average revenue per ton increased from the third quarter on richer product mix. However, unit pricing remained flat from the third quarter. In addition, a decrease in our production levels combined with higher steel coil costs resulted in higher unit manufacturing costs."
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Robichaud went on to say; "The U.S. drill rig count has inched upwards over the past few weeks and drilling permits climbed over 1,000 last week for the first time since November 2001. We are now seeing an increase in customer inquiries and orders. Accordingly, we have increased production to coincide with the improvement in demand. However, our cost cutting initiatives and discretionary spending measures remain in place. Also, our steel coil purchased costs are decreasing, which should benefit our financial results beginning in the second quarter. We maintain our flexibility to respond rapidly to even more positive changes in the marketplace."

The company will host a conference call and simultaneous web cast to discuss fourth quarter and year-ending December 31, 2002 financial results at 10:00 A.M. ET on Tuesday, February 11, 2003. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS.

                               ##################


CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6814
                  WWW.NSGROUPONLINE.COM
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                            Summarized Financial Data
      (Dollars in thousands, except per share and revenue per ton amounts)
                                   (Unaudited)



                                                                  Three Months Ended                    Year Ended December 31,
                                                     --------------------------------------------     --------------------------
                                                     December 31,    September 30,    December 31,
                                                        2002            2002            2001             2002             2001
                                                      --------        --------        --------        ---------        ---------
Net sales                                             $ 41,412        $ 57,297        $ 51,709        $ 192,408        $ 315,458
Cost of goods sold                                      49,699          57,615          54,221          206,993          290,058
                                                      --------        --------        --------        ---------        ---------
     Gross profit (loss)                                (8,287)           (318)         (2,512)         (14,585)          25,400
Selling, general and administrative expenses             4,126           5,189           4,153           17,509           19,982
Restructuring charges                                    2,046              --              --            2,046           55,585
                                                      --------        --------        --------        ---------        ---------
     Operating loss                                    (14,459)         (5,507)         (6,665)         (34,140)         (50,167)

Investment income (loss) (a)                              (453)             69          (5,300)             737           (2,114)
Interest expense                                        (1,361)         (1,565)         (2,621)          (8,180)         (10,342)
Other income, net                                        1,169             160             695            1,410            2,788
                                                      --------        --------        --------        ---------        ---------
     Loss before extraordinary charges
          and income taxes                             (15,104)         (6,843)        (13,891)         (40,173)         (59,835)
Provision (benefit) for income taxes                      (858)             --          (3,917)            (858)          (3,917)
                                                      --------        --------        --------        ---------        ---------
     Loss before extraordinary charges                 (14,246)         (6,843)         (9,974)         (39,315)         (55,918)
Extraordinary charges, net of income taxes                  --            (615)                            (615)             (59)
                                                      --------        --------        --------        ---------        ---------
     Net loss (b)                                     $(14,246)       $ (7,458)       $ (9,974)       $ (39,930)       $ (55,977)
                                                      ========        ========        ========        =========        =========
Per common share - diluted
     Loss before extraordinary charges                $  (0.69)       $  (0.33)       $  (0.48)       $   (1.90)       $   (2.68)
     Extraordinary charges, net of income taxes             --           (0.03)             --            (0.03)              --
                                                      --------        --------        --------        ---------        ---------
     Net loss (b)                                     $  (0.69)       $  (0.36)       $  (0.48)       $   (1.93)       $   (2.68)
                                                      ========        ========        ========        =========        =========

Weighted average shares outstanding (000's)
     Diluted                                            20,647          20,647          20,645           20,647           20,889

Product shipments - tons:

     Energy products - welded                           37,800          54,000          50,300          196,100          293,200
     Energy products - seamless                         28,500          41,200          32,900          127,200          185,700
     Industrial products - SBQ (c)                          --              --              --               --           23,900

Revenue per ton:

     Energy products - welded                         $    488        $    454        $    486        $     445        $     490
     Energy products - seamless                            807             795             829              826              872
     Industrial products - SBQ (c)                          --              --              --               --              409

Average rig count                                          846             853           1,004              830            1,154

NOTES:

(a) An impairment loss on long-term investments of $6.2 million was recorded in the quarter ended December 31, 2001.

(b) Restructuring charges in 2002 increased the net loss by $2.0 million or $0.10 per diluted share. Total restructuring charges of $56.2 million in 2001 increased the net loss by $53.1 million or $2.54 per diluted share.

(c)   NS Group exited the SBQ business in the second quarter of 2001.